UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2009

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 7, 2009, Entropic Communications, Inc., a Delaware corporation (the “Company”), amended and restated certain of its agreements that provide severance and change of control benefits to some of its named executive officers. These amendments were made to address the impact of recent changes in U.S. tax laws affecting such agreements and to bring severance benefits associated with a change of control of the Company into better alignment with similar benefits provided to executives at comparable companies. In particular, all cash severance payments will be paid in one lump sum instead of in installments as under the prior agreements. In addition, the cash severance payable to Patrick Henry, the Company’s president and chief executive officer, under certain circumstances in connection with a change of control was increased from 12 months’ base salary to 18 months’ base salary, and the cash severance payable to each of David Lyle, the Company’s chief financial officer, and Lance Bridges, the Company’s vice president and general counsel, in the event either of their employment is terminated under certain circumstances following a change of control was increased from six months’ base salary to 12 months’ base salary.

Chief Executive Officer

The Amended and Restated Executive Employment Agreement between the Company and Mr. Henry (the “Restated Agreement”) combines into a single document Mr. Henry’s former compensation agreements which consisted of his original employment offer letter, dated August 18, 2003, as amended on October 12, 2007 and March 31, 2009, and his amended and restated change of control agreement dated October 16, 2007. A copy of the Restated Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Under the terms of the Restated Agreement, Mr. Henry is entitled to receive the following compensation in the event of either his termination without cause or resignation for good reason at any time, conditioned upon his execution of a full general release of all claims against the Company and continued compliance with his other post-termination obligations to the Company:

•	cash severance equal to 12 months’ base salary to be paid in a lump sum;

•	a pro-rated portion of any performance-based cash bonus award to be paid in a lump sum;

•

accelerated vesting of 50% of all unvested stock options and equity awards and an extended period of up to one year after Mr. Henry’s termination date to exercise all vested stock options and other equity awards, to the extent applicable; and

•	payment of premiums for medical, dental and vision benefits for 12 months after termination.

In the event a termination without cause or a resignation for good reason occurs within four and one-half months before or one year following a change a change of control of the Company or Mr. Henry’s employment terminates due to his death or disability during such period, under the terms of the Restated Agreement, Mr. Henry will receive the severance benefits described above, but his cash severance will be increased to 18 months’ base salary, he will not receive any pro-rated performance-based cash bonus and his accelerated vesting will cover all unvested stock options and other equity awards.

Other Executive Officers

Under Messrs. Lyle’s and Bridges’ respective Amended and Restated Change of Control Agreements with the Company, each of Messrs. Lyle and Bridges is entitled to receive the following compensation in the event of either a termination without cause or resignation for good reason within 12 months following a change of control, conditioned upon their execution of a full general release of all claims against the Company and continued compliance with their other post-termination obligations to the Company:

•	cash severance equal to 12 months’ base salary to be paid in a lump sum;

•

accelerated vesting of stock options and other equity awards that would have vested during the 24 months following the termination date (such acceleration will apply to options or awards subject to performance-based or milestone-based vesting only if absent such acceleration provision the relevant performance measure or milestone was required to be satisfied within such 24 month period for such vesting to occur); and

•	payment of premiums for medical, dental and vision benefits for six months after termination.

Copies of Messrs. Lyle’s and Bridges’ Amended and Restated Change of Control Agreements with the Company are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

99.1	Amended and Restated Executive Employment Agreement dated December 7, 2009 by and between the Registrant and Patrick Henry.

99.2	Amended and Restated Change of Control Agreement dated December 7, 2009 by and between the Registrant and David Lyle.

99.3	Amended and Restated Change of Control Agreement dated December 7, 2009 by and between the Registrant and Lance Bridges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: December 7, 2009	By:	/s/ LANCE W. BRIDGES
Lance W. Bridges, Esq.
Vice President and General Counsel

EXHIBIT INDEX

Number	Description

99.1	Amended and Restated Executive Employment Agreement dated December 7, 2009 by and between the Registrant and Patrick Henry.

99.2	Amended and Restated Change of Control Agreement dated December 7, 2009 by and between the Registrant and David Lyle.

99.3	Amended and Restated Change of Control Agreement dated December 7, 2009 by and between the Registrant and Lance Bridges.